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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into as of December 7, 2006 by and between DDi Corp., a Delaware corporation, on behalf of itself and any and all of its subsidiaries (together, the "Company"), and Michael R. Mathews ("Executive").

                                    RECITALS

     A. Prior to the date of this Agreement, Executive has been serving as the Senior Vice President - Manufacturing Operations of the Company.

     B. The Company desires to employ the Executive from the date set forth above (the "Effective Date") until expiration of the term of this Agreement, and Executive is willing to be employed by Company during that period, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, the parties agree as follows:

     1. Position and Duties. During the term of this Agreement, Executive will continue to be employed by the Company to serve as Senior Vice President - Manufacturing Operations, reporting to Company's Chief Executive Officer. Executive will, subject to the supervision and direction of the Chief Executive Officer, be responsible for overseeing and managing all aspects of the manufacturing operations within the Company's North American operations, including but not limited to, manufacturing, purchasing, environmental, quality and health and safety.

     2. Standards of Performance. Executive will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties required of and from him pursuant to the terms of this Agreement. Executive will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without the Company's prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company's sole but reasonable judgment, would or might interfere with the full performance of his duties hereunder. Notwithstanding the foregoing, Executive is permitted to spend reasonable amounts of time to manage his personal financial and legal affairs and, with the Company's consent which will not be unreasonably withheld, to serve on civic, charitable, industry or corporate boards or advisory committees, provided that such activities, individually and collectively, do not materially interfere with the performance of Executive's duties hereunder. In no event will Executive engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Executive shall be subject to the Company's policies, procedures and approval practices, as generally in effect from time to time.

     3. Salary, Benefits and Other Compensation.

          (a) Base Salary. As an annual base salary ("Base Salary") for all services rendered pursuant to this Agreement, Executive will be paid an initial Base Salary in the gross

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amount of Two Hundred Seventy-Five Thousand Dollars ($275,000) calculated on an annualized basis, less necessary withholdings and authorized deductions, and payable pursuant to the Company's regular payroll practices at the time. The Company will pay Executive an amount necessary to make the Base Salary retroactive to September 1, 2006. The Base Salary is subject to review within the first three months after the end of the fiscal year ending 2007 ("fiscal 2007") and, thereafter, subject to periodic review not less frequently than annually within the first three months after the end of the next successive fiscal year, and to increase (but not decrease) as approved by the Compensation Committee of the Board ("Compensation Committee"), or, if the Board desires to approve increases to the Base Salary, the Board, in the sole discretion of the Compensation Committee or the Board, as applicable.

          (b) Incentive Bonuses. During the term of Executive's employment under this Agreement, Executive will be eligible to participate in all bonus plans applicable to senior executives of the Company established by the Board. The target amount of incentive bonuses will be determined by the Compensation Committee, and will be tied to the Company's achievement of financial objectives established by the Board and individual performance objectives to be established annually by the Compensation Committee. For the avoidance of doubt, incentive bonuses will be payable only if financial and performance objectives established by the Board and the Compensation Committee are achieved. Executive must be employed by the Company as of the last day of any fiscal year to be eligible for consideration for an incentive bonus for that fiscal year. Incentive bonuses will be paid out according to the terms of the bonus plans that are to be determined by the Compensation Committee.

          (c) Equity Awards. Executive will be entitled to stock options, grants of restricted stock or other equity-based compensation commensurate with Executive's position and level of responsibility, as determined from time-to-time by the Compensation Committee and/or the Board.

          (d) Paid Time Off and Benefits. Executive will accrue paid time off for vacation at the rate of four (4) weeks per year. Except for emergencies or other unanticipated events, the days selected for Executive's vacation must be mutually agreeable to the Company and to Executive. Executive will accrue paid time off for illness pursuant to the Company's regular policies. In addition, Executive is entitled to participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee welfare benefit plans now existing or hereafter established to the extent that Executive is eligible under the terms of such plans and if the other executive officers of the Company generally are eligible to participate in such plan. The Company may, in its sole discretion and from time to time, establish additional senior management benefit plans as it deems them appropriate. Executive understands that any such plans may be modified or eliminated in the Company's sole discretion in accordance with applicable law.

          (e) Relocation Payment; Reimbursement of Relocation Costs. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in connection with Executive's relocation from New Hampshire to Orange County, California; provided, that (i) such expenses are approved in writing in advance by the Chief Executive Officer of the Company, and (ii) Executive provides reasonable documentation evidencing such expenses. In addition, the Company will pay closing and other transaction costs relating to the


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sale of Executive's current residence in New Hampshire and purchase of a new residence in California. The Company will bear the cost of rent and expenses for a California residence in the amount of up to $3,000 per month through the date on which Executive sells his current residence located in New Hampshire. In the event the reimbursement for any relocation expenses is not tax deductible, the Company will pay to Executive an additional amount such that the net amount retained by Executive, after deduction of any Federal, state and local income and employment taxes upon the expense reimbursements and the additional payment, shall be equal to the relocation expenses incurred by Executive.

          (f) Reimbursement of Business Expenses. The Company will promptly reimburse Executive for reasonable, customary and documented out-of-pocket business expenses in connection with the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company.

          (g) Automobile Allowance. The Company will pay Executive an automobile allowance in the amount of $500 per month.

          (h) Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive's receipt of an illegal loan (the "Loan"), the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.

     4. Term and Termination of Employment. Executive will be employed for no specific term and until terminated pursuant to the terms of this Agreement.

          (a) Termination for Cause. The Company may terminate Executive's employment at any time and without prior notice, written or otherwise, for Cause. As used in this Agreement, "Cause" shall mean any of the following conduct by Executive: (i) material breach of this Agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his position following written notice from the Board and a reasonable opportunity to cure of not less than twenty (20) days, or the failure to follow a reasonable and lawful instruction of the Board following written notice from the Board and an opportunity to cure of at least ten (10) days; (iii) dishonesty, self-dealing, fraud or similar misconduct; or
(iv) conviction of, or plea of nolo contendere to, a felony, a crime of falsehood, or a crime involving fraud or moral turpitude. In the event of termination for Cause, Executive will be entitled only to payment of any earned but unpaid Base Salary and accrued but unused vacation paid to the extent required by applicable law through the termination date, which for purposes of this Section 4(a) will be the date on which the notice is given. The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.


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          (b) Termination Due to Disability. If Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his position for 180 consecutive calendar days or more ("Disability"), the Company has the right to terminate Executive's employment on 30 days written notice. A termination of Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), unless Executive returns to full-time performance of Executive's duties that is satisfactory to the Company before the Disability Effective Date. In the event of termination for Disability, Executive will be entitled to receive: (i) payment of all earned but unpaid compensation (including expense reimbursements) through the effective date of termination, as specified in the notice, (ii) an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of this Agreement had Executive been employed by the Company as of the last day of the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b)) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive's employment with the Company, and the denominator being 365; and (iii) whatever benefits to which he may be entitled pursuant to the Company's benefit plans.

          (c) Termination Due to Death. Executive's employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of the Executive. If Executive should die while actively employed pursuant to this Agreement, the Company will pay to his estate or designated beneficiaries within sixty (60) days: (i) payment of all earned but unpaid compensation (including expense reimbursements) through the date of Executive's death, (ii) an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of this Agreement had Executive been employed by the Company as of the last day of the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b)) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive's employment with the Company, and the denominator being 365, and (iii) whatever benefits to which he or his estate may be entitled pursuant to the Company's benefit plans.

          (d) Termination Other than for Cause. The Company may terminate Executive's employment without Cause (as defined in this Agreement) at any time and without prior notice, written or otherwise. In the event the Company terminates Executive's employment for other than Cause, Disability or death, and subject to the other provisions of this Agreement, Executive will be entitled to:

               (i) continued coverage under the Company's benefit plans through the termination date in accordance with the terms of the plans;

               (ii) payment of all earned but unpaid compensation through the effective date of termination, payable on or before the termination date;


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               (iii) reimbursement of any monies advanced or incurred by
     Executive in connection with his Employment for reasonable and necessary Company-related business expenses incurred on or before the termination date;

               (iv) payment of the equivalent of the Base Salary Executive would have earned over the next twelve (12) months (the "Severance Period") (less necessary withholdings and authorized deductions) at his then current Base Salary rate ("Severance Payment"), payable in six equal monthly installments starting on the first business day after six (6) months from the termination date;

               (v) an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of this Agreement had Executive been employed by the Company as of the last day of the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b)) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive's employment with the Company, and the denominator being 365;

               (vi) at Executive's option, reimbursement of insurance premiums payable by Executive to continue Executive's group health coverage oursuant to COBRA (if Executive timely elects COBRA coverage) for the first twelve
     (12) months following the termination date; and

               (vii) the number of outstanding unvested stock options and restricted stock previously granted to Executive that would have vested over the twelve (12) month period after such termination if Executive remained employed by the Company shall vest upon such termination.

     Executive shall not receive the payments and benefits under subsections
     (iv)-(vii), above, unless he signs the severance agreement and general release document in the form attached as Exhibit A. In addition, if Executive accepts other employment within twelve (12) months of the termination date, the Company's obligation under (vi) above to reimburse premiums for COBRA continuation of group health insurance coverage will be extinguished as of the date of the date the Executive becomes eligible for coverage under the group health plan of the Executive's new employer.

          (e) Voluntary Termination for Good Reason. Executive may terminate this Agreement for Good Reason (as defined in this Agreement) by giving written notice of such termination, which termination will become effective on the fifteenth day following receipt; provided, however, that Executive shall be obligated to continue his employment with the Company or its successor for a period of not less than ninety days following a Change of Control (as defined below), to assist with transition. As used in this Agreement, "Good Reason" shall mean the occurrence of one or more of the following: (i) a material reduction in Executive's compensation or benefits, except as part of a general change in compensation plans or benefits for all similarly situated executives;
(ii) involuntary relocation of primary work location more than 50 miles from the current location; (iii) public disparagement of the Executive by the Company's Board of Directors by press release or other formally released announcement that is


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injurious to Executive's reputation as an executive (notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings, including, without limitation, depositions in connection with such proceedings, shall not be subject to this clause (iii)); and/or (iv) in the event of a Change of Control, the successor to the Company fails to offer Executive a position having responsibilities, compensation and benefits substantially similar to those enjoyed by Executive immediately preceding the Change of Control or there is any change in the reporting structure so that the Executive is required to report to any person other than the chief executive officer of the successor to the Company. In the event of resignation for Good Reason, Executive will be entitled to the benefits set forth in subsection 4(d), above, in the event of termination by the Company without Cause, on the same conditions that apply to those benefits, specifically including, but not limited to, the signing of the severance agreement and general release document, attached as Exhibit A.

               (i) As used in this Agreement, a "Change in Control" shall mean any of the following events:

               (ii) the acquisition by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than (A) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or
     (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity (an "Affiliate"), of any securities of the Company, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of (A) the outstanding shares of Common Stock or (B) the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors;

               (iii) the Company is a party to a merger or consolidation with a person other than an Affiliate which results in the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

               (iv) all or substantially all of the assets of the Company are, in any transaction or series of transactions, sold or otherwise disposed of (other than to an Affiliate);

     provided, however, that in no event shall a "Change in Control" be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates.

          (f) Voluntary Resignation Without Good Reason. In the event that the Executive resigns for other than Good Reason as defined above in subsection 4(e), Executive will be entitled only to payment of any earned but unpaid Base Salary through the termination date and accrued but unused vacation to the extent required by applicable law. The Company will have no


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further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind.

     5. Proprietary Information Obligations.

          (a) Proprietary Information and Confidentiality. Both before and during the term of Executive's employment, Executive will have access to and become acquainted with Company confidential and proprietary information (together "Proprietary Information"), including but not limited to information or plans concerning the Company's customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets, formulae, devices; secret inventions; processes; and other compilations of information, records, and specifications. Executive will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as reasonably required or specifically requested in the course of his employment with the Company or as authorized in writing by the Company. Notwithstanding, Proprietary Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of a breach of this Agreement or any other agreement to keep it confidential. It is not a breach of this Agreement for Executive to disclose Proprietary Information pursuant to order of a court or other governmental or legal body. All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company business, whether prepared by Executive or otherwise coming into his possession, will remain the Company's exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company's prior written consent, except when, and only for the period, necessary to carry out Executive's duties hereunder, and if removed, will be immediately returned to the Company on termination of employment, and Executive will keep no copies thereof.

          (b) Inventions Agreement and Assignment.

               (i) Executive hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions, hereinafter referred to collectively as "Inventions") (A) which are made or conceived or reduced to practice by Executive, either alone or jointly with others, in performing his duties during the period of Executive's employment by the Company, that relate to or are useful in the present or future business of the Company; or (B) which result from tasks assigned to Executive by the Company, or from Executive's use of the premises or other resources owned, leased or contracted by the Company.

               (ii) Executive agrees that all such Inventions which the Company in its discretion determines to be related to or useful in its business or its research or development, or which result from work performed by Executive for the Company, will be the sole and exclusive property of the Company and its assigns, and the Company and its assigns will have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Executive further agrees to assist the Company in every reasonable way (but at the


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     Company's expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Executive will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company. Should the Company be unable to secure Executive's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, whether due to his mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Executive. Executive's obligations under this subsection will continue beyond the termination of Executive's employment with the Company, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company's request in providing such assistance.

               (iii) Executive hereby acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive's employment which are protectable by copyright are "works for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101).

               (iv) Any provision in this Agreement requiring Executive to assign Executive's rights in any Invention to the Company will not apply to any invention that is exempt under the provisions of California Labor Code
     Section 2870, which provides:

     "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

          (c) Non-Solicitation, Non-Interference. While employed by the Company, and thereafter for the duration of the Severance Period, Executive agrees not to
(i) solicit, attempt to solicit or accept business from, either directly or indirectly, any vendor, customer, client, or supplier of the Company (including affiliates) which has or could reasonably be expected to have a material adverse effect on such vendor's, customer's, client's or supplier's relationship with the Company; or (ii) induce or attempt to induce any then existing employee or contractor to leave their employment with or service to the Company (including affiliates), or to employ or seek to


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employ any such person who was employed by or a consultant to the Company during the preceding three (3) months, provided that the latter restriction shall not apply with respect to any person involuntarily terminated by the Company, provided further that this exception shall not release any such person from his/her obligations to the Company (including affiliates).

          (d) Non-competition. Executive agrees that during the term of employment, and for any Severance Period thereafter, he will not, without the Company's prior written consent, directly or indirectly, be employed by, be connected with, lend his name to or have an interest of any kind in, whether as an employee, consultant, officer, director, partner, stockholder, joint venturer, or otherwise, any person or entity owning, managing, controlling, operating, or otherwise participating or assisting in a Restricted Business. For purposes of this Agreement, "Restricted Business" is defined as printed circuit board manufacturing. Notwithstanding this restriction, Executive shall be entitled to invest in stock of other competing public companies so long as his ownership is less than 1% of such company's outstanding shares.

          (e) Return of Materials. In the event of termination of Executive's employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any cellular phones, beeper/pagers, computer hardware and software, fax machines and other tools of the trade) and all originals and copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive's possession or control, which relate to the Company's business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Confidential Information as defined herein, and Executive will neither retain, reproduce, nor distribute copies thereof (other than copies of Executive's rolodex or similar address and telephone directories).

          (f) Remedies for Breach. Executive acknowledges that any breach by Executive of this Section 5 would cause the Company irreparable injury and damage for which monetary damages are inadequate. Accordingly, in the event of a breach or a threatened breach of this Section 5, (1) the Company will be entitled to seek an injunction restraining such breach; and (2) the Company's obligation to pay any unpaid portion of the severance benefits (as set forth in Sections 4(b) - 4(e) of this Agreement will be extinguished. Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach. Executive has carefully read and considered these restrictions and agrees they are fair and reasonable restrictions on Executive and are reasonably required for the protection of the interests of the Company. Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly.

     6. Insurance and Indemnification. The Company will indemnify Executive to the fullest extent permitted by applicable law. While employed by the Company, and thereafter to the extent provided to the Company's other senior executives, the Company shall, at its cost, provide insurance coverage to Executive at least to the same extent as other senior executive of the Company with respect to officers and directors liability. The foregoing rights conferred upon Executive shall not be exclusive of any other right which Executive may have or hereafter may


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acquire under any statute, provision of the certificate of incorporation or bylaws of the Company, agreement, vote of the stockholders or directors or otherwise.

     7. Interpretation, Governing Law and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction's laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within California, and all parties to this Agreement consent to California's jurisdiction.

     8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings. Whether oral or written, express or implied, with respect to the subject matter of this Agreement.

     9. Severability. In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

     10. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company may not assign this Agreement to any affiliate or successor without Executive's prior written consent.

     11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested. Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 11;
(ii) if given by facsimile or telecopy, when such facsimile or telecopy is transmitted to the facsimile or telecopy number specified in this Section 11 and confirmation is received if during normal business hours on a business day, otherwise, on the next business day; and (iii) if given by certified or registered mail, three days after the mailing thereof. Notices shall be addressed to the parties as follows (or at such other address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:   DDi Corp.
                     1220 N. Simon Circle
                     Anaheim, California 92806
                     Attn: General Counsel
                     Fax No. (714) 688-7644

If to Executive:     Michael R. Mathews
                     7 Squier Drive
                     North Hampton, NH 03862


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     12. Dispute Resolution. The parties hereto agree that all disputes, claims or controversies (except, at the Company's option, any injunctive relief sought by the Company pursuant to Section 5(f)) between them and between Executive and any of the Company's affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company or its affiliated entities who agrees to the dispute resolution procedures in this Section 12, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive's employment with the Company, will be resolved as follows:

          (a) Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief. The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

          (b) If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties. Each party will bear its own attorney's fees and witness fees.

          (c) If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by final and binding arbitration in the county in which the Executive last worked, or elsewhere as mutually agreed by the parties, by a single arbitrator pursuant to the Employment Dispute Rules of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), or such other service as the parties may mutually agree upon. The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney's fees and costs, unless the claim is based on a statute that provides otherwise. The Company will pay the arbitrator's fees and any administrative expenses of the arbitration service.

          (d) EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES BETWEEN THEM (EXCEPT, AT THE COMPANY'S OPTION, ANY INJUNCTIVE RELIEF SOUGHT BY THE COMPANY PURSUANT TO
SECTION 5(F)), INCLUDING ANY RELATING TO OR ARISING FROM EXECUTIVE'S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, DISPUTES OVER ALLEGEDLY UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO EXECUTIVE'S RELATIONSHIP WITH

THE COMPANY. THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS' COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR'S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES. THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

     13. Representations. Each person executing this Agreement hereby represents and warrants on behalf of himself and of the entity/individual on whose behalf he is executing the Agreement that he is authorized to represent and bind the entity/individual on whose behalf he is executing the Agreement. Executive specifically represents and warrants to the Company that: he is not now under any contractual or other obligations that are inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive's performance of his obligations under this Agreement.

     14. Amendments and Waivers. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

     15. Golden Parachute Limitation. Executive agrees that the payments and benefits under this Agreement, and all other contracts, arrangements or programs that apply to him, shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under
Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. If any benefits must be cut back to avoid triggering such penalties, Executive's benefits shall be cut back in the priority order reasonably designated by the Company. If an amount in excess of the limits set forth in this Section 15 is paid to Executive, Executive agrees to repay the excess amount to the Company upon demand. The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.

     16. U.S. Citizenship and Immigration Services. Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States.

     17. Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.

     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

     EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENT SET FORTH AS AN EXHIBIT) AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENT SET FORTH AS AN EXHIBIT), THAT HE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT HE IS GIVING UP HIS RIGHT TO A JURY TRIAL.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:                                DDi CORP.


                                        By:
                                            ------------------------------------
                                        Name: Mikel H. Williams
                                        Title: President & Chief Executive
                                               Officer

EXECUTIVE:
                                        ----------------------------------------
                                        Michael R. Mathews

                                    EXHIBIT A

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release (this "Agreement") is hereby entered into by and between Michael Mathews, an individual (the "Executive"), and DDi Corp., a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, "the Company").

                                    RECITALS

     A. The Executive has been employed by the Company pursuant to an Employment Agreement by and between the Company and the Executive effective as of [____] (the "Employment Agreement"), serving as Senior Vice President - Manufacturing Operations of the Company; and

     B. The Executive's employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions or related entities (collectively referred to herein as "the Company and its Related Entities") will be ended on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the "Effective Date").

     2. End of Employment. The Executive's employment with the Company and its Related Entities has ended or will end, effective as of [____] Pacific Time, on [____] (the "Termination Date"). The Executive resigns as a director and/or officer of the Company and its Related Entities effective as of [____] Pacific Time, on the Termination Date.

     3. Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company's employee benefit plans, after the Termination Date, the Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company's 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Executive's right to any vested amounts in the Company's 401(k) retirement plan, which amounts shall be handled as provided in the plan.

     4. COBRA Benefits. The Company shall provide reimbursement of insurance premiums payable by Executive to continue Executive's group health coverage pursuant to COBRA (if Executive timely elects COBRA coverage) for the first twelve (12) months following the Termination Date, as long as the Executive has not revoked this Agreement as provided in Section 16(c), below, and the Company's counsel has received a signed original of this Agreement.

     5. Normal Salary Through Termination Date. Within one business day after the Termination Date, the Company shall pay the Executive the prorated portion of his salary earned but unpaid through the Termination Date, plus accrued but unused vacation paid to the extent required by applicable law.

     6. Severance Payments. In return for the Executive's promises in this Agreement, the Company will provide Executive with a severance payment in the gross amount of $[____], which is equal to twelve (12) months of salary ("Severance Payment"), less deductions required by law. The foregoing amount shall be payable in six (6) equal monthly installments starting on the first business day after six (6) months from the termination date ("Severance Period"), as long as the Executive has not revoked this Agreement as provided in
Section 16(c), below, and the Company's counsel has received a signed original of this Agreement. The payments shall be made, at the option of the Executive, by checks mailed to the Executive or direct deposit to an account specified by him.

     7. Bonus. In return for the Executive's promises in this Agreement, the Company will provide the Executive with a payment in the an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of the Employment Agreement had Executive been employed by the Company as of the last day of the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b) of the Employment Agreement) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive's employment with the Company, and the denominator being 365.

     8. Stock Options. The number of outstanding unvested stock options and restricted stock previously granted to Executive that would have vested during the twelve month period after the Termination Date if Executive remained employed by the Company during that period shall vest and become exercisable; provided that the Executive has not revoked this Agreement as provided in
Section 16(c), below, and the Company's counsel has received a signed original of this Agreement.

     9. Effect of Subsequent Employment. If the Executive accepts employment any time prior to the expiration of the Severance Period, the Company's obligation to reimburse premiums for insurance coverage under COBRA or otherwise will be extinguished as of the date the Executive becomes eligible for coverage under the group health plan of the Executive's new employer.

     10. Acknowledgement of Total Compensation and Indebtedness. The Executive acknowledges and agrees that the cash payments under Sections 5 and 6 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.

     11. Tax Consequences. The Executive acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement and/or his exercise of any stock options, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has or will consult with his own tax advisors as to any such tax consequences.

     12. Status of Related Agreements and Future Employment.

          (a) Agreements Between the Executive and the Company. The Executive and the Company agree that, in addition to this Agreement, the Employment Agreement is the only other executed agreement between the Company and the Executive relating to the Executive's employment.

          (b) Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the Executive acknowledges that the duties and obligations set forth in Section 5 of the Employment Agreement extend beyond the Termination Date. In the event that any provision of this Agreement conflicts with Section 5 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

     13. Release by the Executive. Except as otherwise expressly provided in this Agreement, the Executive, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the "Executive's Affiliates") hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the "Company Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Executive or any of the Executive's Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date ("Claims"), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, relocation, remuneration, investigation, or termination of the Executive by any of the Company Releasees, the Executive's tenure as an employee and/or an officer of any of the Company Releasees, any agreement or compensation arrangement between the Executive and any of the Company Releasees (including, without limitation, the Employment Agreement), or any act or occurrence in connection with any actual, existing, proposed, prospective or claimed ownership interest of any nature of the Executive or the Executive's Affiliates in equity capital or rights in equity capital or other securities of any of the Company Releasees, to the maximum extent permitted by law. The Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the National Labor Relations Act, as amended; the Equal Pay Act; ERISA; any provision of the California Labor Code; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule, or regulation dealing with the employment relationship or operating a publicly held business. Nothing contained in this Section 13 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company with respect to which Executive may be eligible as provided in the Company's Certificate of Incorporation, Bylaws and any applicable directors and officers liability insurance.

     14. Waiver of Civil Code Section 1542.

          (a) The Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Executive expressly waives and relinquishes any and all rights he may have under California Civil Code Section 1542, which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

          (b) The Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

     15. Release of Federal Age Discrimination Claims by the Executive. The Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the Effective Date.

     16. Revocation Rights. The Executive hereby is advised of the following:

          (a) The Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

          (b) The Executive has twenty-one (21) days from his receipt of this Agreement to consider it; and

          (c) The Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired without exercise. The Executive agrees that in order to exercise his right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the

Company's General Counsel before the close of business on the seventh calendar day after he signs this Agreement.

     17. Confidentiality of Agreement. After the execution of this Agreement by the Executive, neither the Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his attorney, tax advisors and/or immediate family members, or as may be required by law.

     18. No Filings. The Executive represents that he has not filed any lawsuits, claims, charges or complaints against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement; that he will not do so at any time hereafter based upon events prior to the date of execution of this Agreement; that he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding; and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of the Executive based upon events occurring prior to the execution of this Agreement, the Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. This Section 18 shall not prohibit the Executive from challenging the validity of the ADEA release in Section 15of this Agreement. It shall not be a breach of this Section 18 for Executive to testify truthfully in any judicial or administrative proceeding.

     19. Confidential and Proprietary Information. The Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Confidential Information as defined in Section 5 of the Employment Agreement. The Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in the Executive's possession or control without retaining copies thereof. The Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in
Section 5 of the Employment Agreement, the Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Chief Executive Officer or Board of Directors of the Company. If the Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Company's Chief Executive Officer as soon as is reasonably practicable after receiving notice and will cooperate with the Company and its Related Entities in minimizing the disclosure thereof.

     20. Prohibited Activities. In addition to the Executive's promises in
Section 5 of the Employment Agreement, the Executive agrees that he will not, directly or indirectly, become engaged as an owner, employee, consultant or agent of any printed circuit board manufacturing entity for a period of twelve
(12) months from the Termination Date. To the extent there is any conflict between the Executive's promises in Section 5 of the Employment Agreement and this Section 20, the promises that provide the greatest protection to the Company and its Related Entities shall control.

     21. Remedies. The Executive acknowledges that any unfair competition or misuse of trade secret or Confidential Information belonging to the Company and its Related Entities, or any violation of Section 5 of the Employment Agreement, and any violation of Sections 17, 19 and 20 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 5 of the Employment Agreement and this Section 21, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by the Executive, including Sections 17, 19 and 20, the Executive shall forfeit, and the Company and its Related Entities may cease paying, any unpaid installments of the Severance Payment and other benefits under Section 6, above, and the Company and its Related Entities shall, without excluding other remedies available to them, be entitled to an award in the amount of all installments of the Severance Payment and other benefits made or provided by the Company to the Executive.

     22. Cooperation Clause.

          (a) To facilitate the orderly conduct of the Company and its Related Entities' businesses, for the Severance Period, the Executive agrees to cooperate, at no charge, with the Company and its Related Entities' reasonable requests for information or assistance related to the time of his employment.

          (b) For the Severance Period, the Executive agrees to cooperate, at no charge, with the Company's and its Related Entities' and its or their counsel's reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company and its Related Entities' management's current and past conduct and business and accounting practices and (ii) the Company and its Related Entities' defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Executive was engaged in employment with the Company and its Related Entities. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this
Section 22. Except as required by law or authorized in advance by the Board of Directors of the Company, the Executive will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, the Executive shall say: "I have no comment," and shall direct the inquirer to the Company. The Executive acknowledges that any violation of this Section 22 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

     23. No Future Employment. The Executive understands that his employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. The Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

     24. Non-disparagement. The Executive agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and its Related Entities and any director, officer or manager and/or the products and services of these entities to any third party. The Company, on behalf of itself and its Related Entities, agrees not to disparage or communicate derogatory statements about the Executive. Neither truthful testimony in a judicial or administrative proceeding nor factually accurate statements in legal or public filings shall violate this provision.

     25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

     26. Dispute Resolution. The parties hereby agree that disputes, claims or controversies arising from or otherwise in connection with this Agreement (except, at the Company's option, any injunctive relief sought by the Company pursuant to Section 5(f) of the Employment Agreement or Section 20 of this Agreement) between them and between Executive and any of the Company's affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with
Section 12 of the Employment Agreement.

     27. Attorneys' Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys' fees.

     28. Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

     29. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

     30. Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

     31. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     32. Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

     33. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

     34. Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Executive's rights under this Agreement are not assignable, except to his estate.

     35. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:   DDi Corp.
                     1220 N. Simon Circle
                     Anaheim, California 92806
                     Attn: General Counsel
                     Fax No. (714) 688-7644

If to Executive:     Michael R. Mathews

                     _____________________________

                     _____________________________

                     Fax No: _____________________

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender's machine; or if given by telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender's machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

     36. Miscellaneous Provisions.

          (a) The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have and sign this Agreement with full knowledge of any such rights.

          (b) Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

          (c) Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party's performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

          (d) Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.

          (e) Each party understands that the facts with respect to which this Agreement is entered into may be materially different from those the parties now believe to be true. Except in the case where the existence of any additional or different facts constitutes the breach of a representation or warranty, each party accepts and assumes this risk and agrees that this Agreement and the releases in it shall remain in full force and effect, and legally binding, notwithstanding the discovery or existence of any additional or different facts, or of any claims with respect to those facts.

          (f) Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.


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

          (g) Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

     EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                            [SIGNATURE PAGE FOLLOWS]


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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:                                DDi CORP.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

EXECUTIVE:
                                        ----------------------------------------
                                        Michael R. Mathews


                                       11